SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                               S C H E D U L E 13D
                                 (Rule 13d-101)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULE 13d -1(a) AND AMENDMENTS THERETO FILED PURSUANT TO
                                  RULE 13d-2(a)
                               (Amendment No. )(1)

                          GIGA INFORMATION GROUP, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                         COMMON STOCK, $0.001 PAR VALUE
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    37517M109
                                -----------------
                                 (CUSIP Number)

                                    Copy to:
21st Century Communications              Michael R. Reiner, Esq.
   Partners, L.P.                        Morrison Cohen Singer & Weinstein, LLP
767 Fifth Avenue, 45th Floor             750 Lexington Avenue
New York, New York 10153                 New York, New York 10022
Telephone (212) 754-8100                 Telephone (212) 735-8600

--------------------------------------------------------------------------------
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)

                                  July 29, 1998
--------------------------------------------------------------------------------
              (Date of Event which Requires Filing this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-(g), check the following box [ ].

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7(b) for other parties to whom copies are to be sent.

                        (Continued on following page(s))
--------

         (1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

         The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                   - 1 of 44 -

CUSIP
No. 37517M109                                         13D

===========================================================================================================================
 1       Names of Reporting Persons
         I.R.S. Identification Nos. of Above Persons (Entities Only)
                             Wheatley Partners, L.P.
---------------------------------------------------------------------------------------------------------------------------

 2       Check the Appropriate Box if a Member of a Group*
                                                                                                              (a)   [ ]
                                                                                                              (b)   [ ]
---------------------------------------------------------------------------------------------------------------------------
 3       SEC Use Only

---------------------------------------------------------------------------------------------------------------------------
 4       Source of Funds*                                     WC, OO

---------------------------------------------------------------------------------------------------------------------------
 5       Check Box if Disclosure of Legal Proceedings is Required
         Pursuant to Item 2(d) or 2(e)                                                                              [ ]
---------------------------------------------------------------------------------------------------------------------------
 6       Citizenship or Place of Organization                                                                Delaware

---------------------------------------------------------------------------------------------------------------------------
                      7       Sole Voting Power
      Number of                    246,646 shares                                                              2.5%
       Shares         -----------------------------------------------------------------------------------------------------
    Beneficially      8       Shared Voting Power
      Owned By                      17,163 shares                                                              0.2%
        Each          -----------------------------------------------------------------------------------------------------
      Reporting       9       Sole Dispositive Power
       Person                      246,646 shares                                                              2.5%
        With          -----------------------------------------------------------------------------------------------------
                      10      Shared Dispositive Power
                                    17,163 shares                                                              0.2%
---------------------------------------------------------------------------------------------------------------------------
11       Aggregate Amount Beneficially Owned By Each Reporting Person
                                 263,809 shares

---------------------------------------------------------------------------------------------------------------------------
12       Check Box if the Aggregate Amount in Row (11) excludes Certain Shares*                                     [ ]

---------------------------------------------------------------------------------------------------------------------------
13       Percent of Class Represented by Amount in Row (11)
                                                                                                               2.7%

---------------------------------------------------------------------------------------------------------------------------
14       Type of Reporting Person*
                                       PN
===========================================================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                   - 2 of 44 -

CUSIP
No. 37517M109                                         13D

===========================================================================================================================
 1       Names of Reporting Persons
         I.R.S. Identification Nos. of Above Persons (Entities Only)
                             Wheatley Foreign Partners, L.P.
---------------------------------------------------------------------------------------------------------------------------

 2       Check the Appropriate Box if a Member of a Group*
                                                                                                              (a)   [ ]
                                                                                                              (b)   [ ]
---------------------------------------------------------------------------------------------------------------------------
 3       SEC Use Only

---------------------------------------------------------------------------------------------------------------------------
 4       Source of Funds*                                     WC, OO

---------------------------------------------------------------------------------------------------------------------------
 5       Check Box if Disclosure of Legal Proceedings is Required
         Pursuant to Item 2(d) or 2(e)                                                                              [ ]
---------------------------------------------------------------------------------------------------------------------------
 6       Citizenship or Place of Organization                                                                Delaware

---------------------------------------------------------------------------------------------------------------------------
                      7       Sole Voting Power
      Number of                     17,163 shares                                                              0.2%
       Shares         -----------------------------------------------------------------------------------------------------
    Beneficially      8       Shared Voting Power
      Owned By                     246,646 shares                                                              2.5%
        Each          -----------------------------------------------------------------------------------------------------
      Reporting       9       Sole Dispositive Power
       Person                       17,163 shares                                                              0.2%
        With          -----------------------------------------------------------------------------------------------------
                      10      Shared Dispositive Power
                                   246,646 shares                                                              2.5%
---------------------------------------------------------------------------------------------------------------------------
11       Aggregate Amount Beneficially Owned By Each Reporting Person
                                 263,809 shares

---------------------------------------------------------------------------------------------------------------------------
12       Check Box if the Aggregate Amount in Row (11) excludes Certain Shares*                                     [ ]

---------------------------------------------------------------------------------------------------------------------------
13       Percent of Class Represented by Amount in Row (11)
                                                                                                               2.7%

---------------------------------------------------------------------------------------------------------------------------
14       Type of Reporting Person*
                                       PN
===========================================================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                   - 3 of 44 -

CUSIP
No. 37517M109                                         13D

===========================================================================================================================
 1       Names of Reporting Persons
         I.R.S. Identification Nos. of Above Persons (Entities Only)
                             Wheatley Partners, LLC
---------------------------------------------------------------------------------------------------------------------------

 2       Check the Appropriate Box if a Member of a Group*
                                                                                                              (a)   [ ]
                                                                                                              (b)   [ ]
---------------------------------------------------------------------------------------------------------------------------
 3       SEC Use Only

---------------------------------------------------------------------------------------------------------------------------
 4       Source of Funds*                                     WC, OO

---------------------------------------------------------------------------------------------------------------------------
 5       Check Box if Disclosure of Legal Proceedings is Required
         Pursuant to Item 2(d) or 2(e)                                                                              [ ]
---------------------------------------------------------------------------------------------------------------------------
 6       Citizenship or Place of Organization                                                                Delaware

---------------------------------------------------------------------------------------------------------------------------
                      7       Sole Voting Power
      Number of                          0 shares                                                                0%
       Shares         -----------------------------------------------------------------------------------------------------
    Beneficially      8       Shared Voting Power
      Owned By                     263,809 shares                                                              2.7%
        Each          -----------------------------------------------------------------------------------------------------
      Reporting       9       Sole Dispositive Power
       Person                            0 shares                                                                0%
        With          -----------------------------------------------------------------------------------------------------
                      10      Shared Dispositive Power
                                   263,809 shares                                                              2.7%
---------------------------------------------------------------------------------------------------------------------------
11       Aggregate Amount Beneficially Owned By Each Reporting Person
                                 263,809 shares

---------------------------------------------------------------------------------------------------------------------------
12       Check Box if the Aggregate Amount in Row (11) excludes Certain Shares*                                     [ ]

---------------------------------------------------------------------------------------------------------------------------
13       Percent of Class Represented by Amount in Row (11)
                                                                                                               2.7%

---------------------------------------------------------------------------------------------------------------------------
14       Type of Reporting Person*
                                       OO
===========================================================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                   - 4 of 44 -

CUSIP
No. 37517M109                                         13D

===========================================================================================================================
 1       Names of Reporting Persons
         I.R.S. Identification Nos. of Above Persons (Entities Only)
                             Wheatley Management Ltd.
---------------------------------------------------------------------------------------------------------------------------

 2       Check the Appropriate Box if a Member of a Group*
                                                                                                              (a)   [ ]
                                                                                                              (b)   [ ]
---------------------------------------------------------------------------------------------------------------------------
 3       SEC Use Only

---------------------------------------------------------------------------------------------------------------------------
 4       Source of Funds*                                     WC, OO

---------------------------------------------------------------------------------------------------------------------------
 5       Check Box if Disclosure of Legal Proceedings is Required
         Pursuant to Item 2(d) or 2(e)                                                                              [ ]
---------------------------------------------------------------------------------------------------------------------------
 6       Citizenship or Place of Organization                                                       Cayman Islands, B.W.I.

---------------------------------------------------------------------------------------------------------------------------
                      7       Sole Voting Power
      Number of                          0 shares                                                                0%
       Shares         -----------------------------------------------------------------------------------------------------
    Beneficially      8       Shared Voting Power
      Owned By                      17,163 shares                                                              0.2%
        Each          -----------------------------------------------------------------------------------------------------
      Reporting       9       Sole Dispositive Power
       Person                            0 shares                                                                0%
        With          -----------------------------------------------------------------------------------------------------
                      10      Shared Dispositive Power
                                    17,103 shares                                                              0.2%
---------------------------------------------------------------------------------------------------------------------------
11       Aggregate Amount Beneficially Owned By Each Reporting Person
                                  17,163 shares

---------------------------------------------------------------------------------------------------------------------------
12       Check Box if the Aggregate Amount in Row (11) excludes Certain Shares*                                     [ ]

---------------------------------------------------------------------------------------------------------------------------
13       Percent of Class Represented by Amount in Row (11)
                                                                                                               0.2%

---------------------------------------------------------------------------------------------------------------------------
14       Type of Reporting Person*
                                       CO
===========================================================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                   - 5 of 44 -

CUSIP
No. 37517M109                                         13D

===========================================================================================================================
 1       Names of Reporting Persons
         I.R.S. Identification Nos. of Above Persons (Entities Only)
                             Irwin Lieber
---------------------------------------------------------------------------------------------------------------------------

 2       Check the Appropriate Box if a Member of a Group*
                                                                                                              (a)   [ ]
                                                                                                              (b)   [ ]
---------------------------------------------------------------------------------------------------------------------------
 3       SEC Use Only

---------------------------------------------------------------------------------------------------------------------------
 4       Source of Funds*                                     PF, OO

---------------------------------------------------------------------------------------------------------------------------
 5       Check Box if Disclosure of Legal Proceedings is Required
         Pursuant to Item 2(d) or 2(e)                                                                              [ ]
---------------------------------------------------------------------------------------------------------------------------
 6       Citizenship or Place of Organization                                                                United States

---------------------------------------------------------------------------------------------------------------------------
                      7       Sole Voting Power
      Number of                        500 shares                                                              0.1%
       Shares         -----------------------------------------------------------------------------------------------------
    Beneficially      8       Shared Voting Power
      Owned By                     835,237 shares                                                              8.4%
        Each          -----------------------------------------------------------------------------------------------------
      Reporting       9       Sole Dispositive Power
       Person                          500 shares                                                              0.1%
        With          -----------------------------------------------------------------------------------------------------
                      10      Shared Dispositive Power
                                   835,237 shares                                                              8.4%
---------------------------------------------------------------------------------------------------------------------------
11       Aggregate Amount Beneficially Owned By Each Reporting Person
                                 835,737 shares

---------------------------------------------------------------------------------------------------------------------------
12       Check Box if the Aggregate Amount in Row (11) excludes Certain Shares*                                     [ ]

---------------------------------------------------------------------------------------------------------------------------
13       Percent of Class Represented by Amount in Row (11)
                                                                                                               8.4%

---------------------------------------------------------------------------------------------------------------------------
14       Type of Reporting Person*
                                       IN
===========================================================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                   - 6 of 44 -

CUSIP
No. 37517M109                                         13D

===========================================================================================================================
 1       Names of Reporting Persons
         I.R.S. Identification Nos. of Above Persons (Entities Only)
                             Barry Rubenstein
---------------------------------------------------------------------------------------------------------------------------

 2       Check the Appropriate Box if a Member of a Group*
                                                                                                              (a)   [ ]
                                                                                                              (b)   [ ]
---------------------------------------------------------------------------------------------------------------------------
 3       SEC Use Only

---------------------------------------------------------------------------------------------------------------------------
 4       Source of Funds*                                    OO

---------------------------------------------------------------------------------------------------------------------------
 5       Check Box if Disclosure of Legal Proceedings is Required
         Pursuant to Item 2(d) or 2(e)                                                                              [ ]
---------------------------------------------------------------------------------------------------------------------------
 6       Citizenship or Place of Organization                                                                United States

---------------------------------------------------------------------------------------------------------------------------
                      7       Sole Voting Power
      Number of                          0 shares                                                                0%
       Shares         -----------------------------------------------------------------------------------------------------
    Beneficially      8       Shared Voting Power
      Owned By                     835,237 shares                                                              8.4%
        Each          -----------------------------------------------------------------------------------------------------
      Reporting       9       Sole Dispositive Power
       Person                            0 shares                                                                0%
        With          -----------------------------------------------------------------------------------------------------
                      10      Shared Dispositive Power
                                   835,237 shares                                                              8.4%
---------------------------------------------------------------------------------------------------------------------------
11       Aggregate Amount Beneficially Owned By Each Reporting Person
                                 835,237 shares

---------------------------------------------------------------------------------------------------------------------------
12       Check Box if the Aggregate Amount in Row (11) excludes Certain Shares*                                     [ ]

---------------------------------------------------------------------------------------------------------------------------
13       Percent of Class Represented by Amount in Row (11)
                                                                                                               8.4%

---------------------------------------------------------------------------------------------------------------------------
14       Type of Reporting Person*
                                       IN
===========================================================================================================================

                                       *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                    - 7 of 44 -

CUSIP
No. 37517M109                                         13D

===========================================================================================================================
 1       Names of Reporting Persons
         I.R.S. Identification Nos. of Above Persons (Entities Only)
                             Barry Fingerhut
---------------------------------------------------------------------------------------------------------------------------

 2       Check the Appropriate Box if a Member of a Group*
                                                                                                              (a)   [ ]
                                                                                                              (b)   [ ]
---------------------------------------------------------------------------------------------------------------------------
 3       SEC Use Only

---------------------------------------------------------------------------------------------------------------------------
 4       Source of Funds*                                     OO

---------------------------------------------------------------------------------------------------------------------------
 5       Check Box if Disclosure of Legal Proceedings is Required
         Pursuant to Item 2(d) or 2(e)                                                                              [ ]
---------------------------------------------------------------------------------------------------------------------------
 6       Citizenship or Place of Organization                                                                United States

---------------------------------------------------------------------------------------------------------------------------
                      7       Sole Voting Power
      Number of                          0 shares                                                                0%
       Shares         -----------------------------------------------------------------------------------------------------
    Beneficially      8       Shared Voting Power
      Owned By                     835,237 shares                                                              8.4%
        Each          -----------------------------------------------------------------------------------------------------
      Reporting       9       Sole Dispositive Power
       Person                            0 shares                                                                0%
        With          -----------------------------------------------------------------------------------------------------
                      10      Shared Dispositive Power
                                   835,237 shares                                                              8.4%
---------------------------------------------------------------------------------------------------------------------------
11       Aggregate Amount Beneficially Owned By Each Reporting Person
                                 835,237 shares

---------------------------------------------------------------------------------------------------------------------------
12       Check Box if the Aggregate Amount in Row (11) excludes Certain Shares*                                     [ ]

---------------------------------------------------------------------------------------------------------------------------
13       Percent of Class Represented by Amount in Row (11)
                                                                                                               8.4%

---------------------------------------------------------------------------------------------------------------------------
14       Type of Reporting Person*
                                       IN
===========================================================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                   - 8 of 44 -

CUSIP
No. 37517M109                                         13D

===========================================================================================================================
 1       Names of Reporting Persons
         I.R.S. Identification Nos. of Above Persons (Entities Only)
                             Seth Lieber
---------------------------------------------------------------------------------------------------------------------------

 2       Check the Appropriate Box if a Member of a Group*
                                                                                                              (a)   [ ]
                                                                                                              (b)   [ ]
---------------------------------------------------------------------------------------------------------------------------
 3       SEC Use Only

---------------------------------------------------------------------------------------------------------------------------
 4       Source of Funds*                                     OO

---------------------------------------------------------------------------------------------------------------------------
 5       Check Box if Disclosure of Legal Proceedings is Required
         Pursuant to Item 2(d) or 2(e)                                                                              [ ]
---------------------------------------------------------------------------------------------------------------------------
 6       Citizenship or Place of Organization                                                                United States

---------------------------------------------------------------------------------------------------------------------------
                      7       Sole Voting Power
      Number of                          0 shares                                                                0%
       Shares         -----------------------------------------------------------------------------------------------------
    Beneficially      8       Shared Voting Power
      Owned By                     263,809 shares                                                              2.7%
        Each          -----------------------------------------------------------------------------------------------------
      Reporting       9       Sole Dispositive Power
       Person                            0 shares                                                                0%
        With          -----------------------------------------------------------------------------------------------------
                      10      Shared Dispositive Power
                                   263,809 shares                                                              2.7%
---------------------------------------------------------------------------------------------------------------------------
11       Aggregate Amount Beneficially Owned By Each Reporting Person
                                 263,809 shares

---------------------------------------------------------------------------------------------------------------------------
12       Check Box if the Aggregate Amount in Row (11) excludes Certain Shares*                                     [ ]

---------------------------------------------------------------------------------------------------------------------------
13       Percent of Class Represented by Amount in Row (11)
                                                                                                               2.7%

---------------------------------------------------------------------------------------------------------------------------
14       Type of Reporting Person*
                                       IN
===========================================================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                   - 9 of 44 -

CUSIP
No. 37517M109                                         13D

===========================================================================================================================
 1       Names of Reporting Persons
         I.R.S. Identification Nos. of Above Persons (Entities Only)
                             Jonathan Lieber
---------------------------------------------------------------------------------------------------------------------------

 2       Check the Appropriate Box if a Member of a Group*
                                                                                                              (a)   [ ]
                                                                                                              (b)   [ ]
---------------------------------------------------------------------------------------------------------------------------
 3       SEC Use Only

---------------------------------------------------------------------------------------------------------------------------
 4       Source of Funds*                                     OO

---------------------------------------------------------------------------------------------------------------------------
 5       Check Box if Disclosure of Legal Proceedings is Required
         Pursuant to Item 2(d) or 2(e)                                                                              [ ]
---------------------------------------------------------------------------------------------------------------------------
 6       Citizenship or Place of Organization                                                                United States

---------------------------------------------------------------------------------------------------------------------------
                      7       Sole Voting Power
      Number of                          0 shares                                                                0%
       Shares         -----------------------------------------------------------------------------------------------------
    Beneficially      8       Shared Voting Power
      Owned By                     263,809 shares                                                              2.7%
        Each          -----------------------------------------------------------------------------------------------------
      Reporting       9       Sole Dispositive Power
       Person                            0 shares                                                                0%
        With          -----------------------------------------------------------------------------------------------------
                      10      Shared Dispositive Power
                                   263,809 shares                                                              2.7%
---------------------------------------------------------------------------------------------------------------------------
11       Aggregate Amount Beneficially Owned By Each Reporting Person
                                 263,809 shares

---------------------------------------------------------------------------------------------------------------------------
12       Check Box if the Aggregate Amount in Row (11) excludes Certain Shares*                                     [ ]

---------------------------------------------------------------------------------------------------------------------------
13       Percent of Class Represented by Amount in Row (11)
                                                                                                               2.7%

---------------------------------------------------------------------------------------------------------------------------
14       Type of Reporting Person*
                                       IN
===========================================================================================================================

                                       *SEE INSTRUCTIONS BEFORE FILLING OUT!



                                                   - 10 of 44 -

CUSIP
No. 37517M109                                         13D

===========================================================================================================================
 1       Names of Reporting Persons
         I.R.S. Identification Nos. of Above Persons (Entities Only)
                             21st Century Communications Partners, L.P.
---------------------------------------------------------------------------------------------------------------------------

 2       Check the Appropriate Box if a Member of a Group*
                                                                                                              (a)   [ ]
                                                                                                              (b)   [ ]
---------------------------------------------------------------------------------------------------------------------------
 3       SEC Use Only

---------------------------------------------------------------------------------------------------------------------------
 4       Source of Funds*                                  WC, OO

---------------------------------------------------------------------------------------------------------------------------
 5       Check Box if Disclosure of Legal Proceedings is Required
         Pursuant to Item 2(d) or 2(e)                                                                              [ ]
---------------------------------------------------------------------------------------------------------------------------
 6       Citizenship or Place of Organization                                                                United States

---------------------------------------------------------------------------------------------------------------------------
                      7       Sole Voting Power
      Number of                    387,443 shares                                                              3.9%
       Shares         -----------------------------------------------------------------------------------------------------
    Beneficially      8       Shared Voting Power
      Owned By                     183,985 shares                                                              1.9%
        Each          -----------------------------------------------------------------------------------------------------
      Reporting       9       Sole Dispositive Power
       Person                      387,443 shares                                                              3.9%
        With          -----------------------------------------------------------------------------------------------------
                      10      Shared Dispositive Power
                                   183,985 shares                                                              1.9%
---------------------------------------------------------------------------------------------------------------------------
11       Aggregate Amount Beneficially Owned By Each Reporting Person
                                 571,428 shares

---------------------------------------------------------------------------------------------------------------------------
12       Check Box if the Aggregate Amount in Row (11) excludes Certain Shares*                                     [ ]

---------------------------------------------------------------------------------------------------------------------------
13       Percent of Class Represented by Amount in Row (11)
                                                                                                               5.8%

---------------------------------------------------------------------------------------------------------------------------
14       Type of Reporting Person*
                                       PN
===========================================================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  - 11 of 44 -

CUSIP
No. 37517M109                                         13D

===========================================================================================================================
 1       Names of Reporting Persons
         I.R.S. Identification Nos. of Above Persons (Entities Only)
                             21st Century Communications T-E Partners, L.P.
---------------------------------------------------------------------------------------------------------------------------

 2       Check the Appropriate Box if a Member of a Group*
                                                                                                              (a)   [ ]
                                                                                                              (b)   [ ]
---------------------------------------------------------------------------------------------------------------------------
 3       SEC Use Only

---------------------------------------------------------------------------------------------------------------------------
 4       Source of Funds*                                  WC, OO

---------------------------------------------------------------------------------------------------------------------------
 5       Check Box if Disclosure of Legal Proceedings is Required
         Pursuant to Item 2(d) or 2(e)                                                                              [ ]
---------------------------------------------------------------------------------------------------------------------------
 6       Citizenship or Place of Organization                                                                Delaware

---------------------------------------------------------------------------------------------------------------------------
                      7       Sole Voting Power
      Number of                    131,853 shares                                                              1.3%
       Shares         -----------------------------------------------------------------------------------------------------
    Beneficially      8       Shared Voting Power
      Owned By                     439,575 shares                                                              4.5%
        Each          -----------------------------------------------------------------------------------------------------
      Reporting       9       Sole Dispositive Power
       Person                      131,853 shares                                                              1.3%
        With          -----------------------------------------------------------------------------------------------------
                      10      Shared Dispositive Power
                                   439,575 shares                                                              4.5%
---------------------------------------------------------------------------------------------------------------------------
11       Aggregate Amount Beneficially Owned By Each Reporting Person
                                 571,428 shares

---------------------------------------------------------------------------------------------------------------------------
12       Check Box if the Aggregate Amount in Row (11) excludes Certain Shares*                                     [ ]

---------------------------------------------------------------------------------------------------------------------------
13       Percent of Class Represented by Amount in Row (11)
                                                                                                               5.8%

---------------------------------------------------------------------------------------------------------------------------
14       Type of Reporting Person*
                                       PN
===========================================================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  - 12 of 44 -

CUSIP
No. 37517M109                                         13D

===========================================================================================================================
 1       Names of Reporting Persons
         I.R.S. Identification Nos. of Above Persons (Entities Only)
                             21st Century Communications Foreign Partners, L.P.
---------------------------------------------------------------------------------------------------------------------------

 2       Check the Appropriate Box if a Member of a Group*
                                                                                                              (a)   [ ]
                                                                                                              (b)   [ ]
---------------------------------------------------------------------------------------------------------------------------
 3       SEC Use Only

---------------------------------------------------------------------------------------------------------------------------
 4       Source of Funds*                                  WC, OO

---------------------------------------------------------------------------------------------------------------------------
 5       Check Box if Disclosure of Legal Proceedings is Required
         Pursuant to Item 2(d) or 2(e)                                                                              [ ]
---------------------------------------------------------------------------------------------------------------------------
 6       Citizenship or Place of Organization                                                                Delaware

---------------------------------------------------------------------------------------------------------------------------
                      7       Sole Voting Power
      Number of                     52,132 shares                                                              0.5%
       Shares         -----------------------------------------------------------------------------------------------------
    Beneficially      8       Shared Voting Power
      Owned By                     519,296 shares                                                              5.3%
        Each          -----------------------------------------------------------------------------------------------------
      Reporting       9       Sole Dispositive Power
       Person                       52,132 shares                                                              0.5%
        With          -----------------------------------------------------------------------------------------------------
                      10      Shared Dispositive Power
                                   519,296 shares                                                              5.3%
---------------------------------------------------------------------------------------------------------------------------
11       Aggregate Amount Beneficially Owned By Each Reporting Person
                                 571,428 shares

---------------------------------------------------------------------------------------------------------------------------
12       Check Box if the Aggregate Amount in Row (11) excludes Certain Shares*                                     [ ]

---------------------------------------------------------------------------------------------------------------------------
13       Percent of Class Represented by Amount in Row (11)
                                                                                                               5.8%

---------------------------------------------------------------------------------------------------------------------------
14       Type of Reporting Person*
                                       PN
===========================================================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  - 13 of 44 -

CUSIP
No. 37517M109                                         13D

===========================================================================================================================
 1       Names of Reporting Persons
         I.R.S. Identification Nos. of Above Persons (Entities Only)
                             Sandler Investment Partners, L.P.
---------------------------------------------------------------------------------------------------------------------------

 2       Check the Appropriate Box if a Member of a Group*
                                                                                                              (a)   [ ]
                                                                                                              (b)   [ ]
---------------------------------------------------------------------------------------------------------------------------
 3       SEC Use Only

---------------------------------------------------------------------------------------------------------------------------
 4       Source of Funds*                                  WC, OO

---------------------------------------------------------------------------------------------------------------------------
 5       Check Box if Disclosure of Legal Proceedings is Required
         Pursuant to Item 2(d) or 2(e)                                                                              [ ]
---------------------------------------------------------------------------------------------------------------------------
 6       Citizenship or Place of Organization                                                                New York

---------------------------------------------------------------------------------------------------------------------------
                      7       Sole Voting Power
      Number of                          0 shares                                                                0%
       Shares         -----------------------------------------------------------------------------------------------------
    Beneficially      8       Shared Voting Power
      Owned By                     571,428 shares                                                              5.8%
        Each          -----------------------------------------------------------------------------------------------------
      Reporting       9       Sole Dispositive Power
       Person                            0 shares                                                                0%
        With          -----------------------------------------------------------------------------------------------------
                      10      Shared Dispositive Power
                                   571,428 shares                                                              5.8%
---------------------------------------------------------------------------------------------------------------------------
11       Aggregate Amount Beneficially Owned By Each Reporting Person
                                 571,428 shares

---------------------------------------------------------------------------------------------------------------------------
12       Check Box if the Aggregate Amount in Row (11) excludes Certain Shares*                                     [ ]

---------------------------------------------------------------------------------------------------------------------------
13       Percent of Class Represented by Amount in Row (11)
                                                                                                               5.8%

---------------------------------------------------------------------------------------------------------------------------
14       Type of Reporting Person*
                                       PN
===========================================================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  - 14 of 44 -

CUSIP
No. 37517M109                                         13D

===========================================================================================================================
 1       Names of Reporting Persons
         I.R.S. Identification Nos. of Above Persons (Entities Only)
                             Sandler Capital Management
---------------------------------------------------------------------------------------------------------------------------

 2       Check the Appropriate Box if a Member of a Group*
                                                                                                              (a)   [ ]
                                                                                                              (b)   [ ]
---------------------------------------------------------------------------------------------------------------------------
 3       SEC Use Only

---------------------------------------------------------------------------------------------------------------------------
 4       Source of Funds*                                  WC, OO

---------------------------------------------------------------------------------------------------------------------------
 5       Check Box if Disclosure of Legal Proceedings is Required
         Pursuant to Item 2(d) or 2(e)                                                                              [ ]
---------------------------------------------------------------------------------------------------------------------------
 6       Citizenship or Place of Organization                                                                New York

---------------------------------------------------------------------------------------------------------------------------
                      7       Sole Voting Power
      Number of                          0 shares                                                                0%
       Shares         -----------------------------------------------------------------------------------------------------
    Beneficially      8       Shared Voting Power
      Owned By                     571,428 shares                                                              5.8%
        Each          -----------------------------------------------------------------------------------------------------
      Reporting       9       Sole Dispositive Power
       Person                            0 shares                                                                0%
        With          -----------------------------------------------------------------------------------------------------
                      10      Shared Dispositive Power
                                   571,428 shares                                                              5.8%
---------------------------------------------------------------------------------------------------------------------------
11       Aggregate Amount Beneficially Owned By Each Reporting Person
                                 571,428 shares

---------------------------------------------------------------------------------------------------------------------------
12       Check Box if the Aggregate Amount in Row (11) excludes Certain Shares*                                     [ ]

---------------------------------------------------------------------------------------------------------------------------
13       Percent of Class Represented by Amount in Row (11)
                                                                                                               5.8%

---------------------------------------------------------------------------------------------------------------------------
14       Type of Reporting Person*
                                       PN
===========================================================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  - 15 of 44 -

CUSIP
No. 37517M109                                         13D

===========================================================================================================================
 1       Names of Reporting Persons
         I.R.S. Identification Nos. of Above Persons (Entities Only)
                             ARH Corp.
---------------------------------------------------------------------------------------------------------------------------

 2       Check the Appropriate Box if a Member of a Group*
                                                                                                              (a)   [ ]
                                                                                                              (b)   [ ]
---------------------------------------------------------------------------------------------------------------------------
 3       SEC Use Only

---------------------------------------------------------------------------------------------------------------------------
 4       Source of Funds*                                  WC, OO

---------------------------------------------------------------------------------------------------------------------------
 5       Check Box if Disclosure of Legal Proceedings is Required
         Pursuant to Item 2(d) or 2(e)                                                                              [ ]
---------------------------------------------------------------------------------------------------------------------------
 6       Citizenship or Place of Organization                                                                Delaware

---------------------------------------------------------------------------------------------------------------------------
                      7       Sole Voting Power
      Number of                          0 shares                                                                0%
       Shares         -----------------------------------------------------------------------------------------------------
    Beneficially      8       Shared Voting Power
      Owned By                     571,428 shares                                                              5.8%
        Each          -----------------------------------------------------------------------------------------------------
      Reporting       9       Sole Dispositive Power
       Person                            0 shares                                                                0%
        With          -----------------------------------------------------------------------------------------------------
                      10      Shared Dispositive Power
                                   571,428 shares                                                              5.8%
---------------------------------------------------------------------------------------------------------------------------
11       Aggregate Amount Beneficially Owned By Each Reporting Person
                                 571,428 shares

---------------------------------------------------------------------------------------------------------------------------
12       Check Box if the Aggregate Amount in Row (11) excludes Certain Shares*                                     [ ]

---------------------------------------------------------------------------------------------------------------------------
13       Percent of Class Represented by Amount in Row (11)
                                                                                                               5.8%

---------------------------------------------------------------------------------------------------------------------------
14       Type of Reporting Person*
                                       CO
===========================================================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  - 16 of 44 -

CUSIP
No. 37517M109                                         13D

===========================================================================================================================
 1       Names of Reporting Persons
         I.R.S. Identification Nos. of Above Persons (Entities Only)
                             ALCR Corp.
---------------------------------------------------------------------------------------------------------------------------

 2       Check the Appropriate Box if a Member of a Group*
                                                                                                              (a)   [ ]
                                                                                                              (b)   [ ]
---------------------------------------------------------------------------------------------------------------------------
 3       SEC Use Only

---------------------------------------------------------------------------------------------------------------------------
 4       Source of Funds*                                  WC, OO

---------------------------------------------------------------------------------------------------------------------------
 5       Check Box if Disclosure of Legal Proceedings is Required
         Pursuant to Item 2(d) or 2(e)                                                                              [ ]
---------------------------------------------------------------------------------------------------------------------------
 6       Citizenship or Place of Organization                                                                New York

---------------------------------------------------------------------------------------------------------------------------
                      7       Sole Voting Power
      Number of                          0 shares                                                                0%
       Shares         -----------------------------------------------------------------------------------------------------
    Beneficially      8       Shared Voting Power
      Owned By                     571,428 shares                                                              5.8%
        Each          -----------------------------------------------------------------------------------------------------
      Reporting       9       Sole Dispositive Power
       Person                            0 shares                                                                0%
        With          -----------------------------------------------------------------------------------------------------
                      10      Shared Dispositive Power
                                   571,428 shares                                                              5.8%
---------------------------------------------------------------------------------------------------------------------------
11       Aggregate Amount Beneficially Owned By Each Reporting Person
                                 571,428 shares

---------------------------------------------------------------------------------------------------------------------------
12       Check Box if the Aggregate Amount in Row (11) excludes Certain Shares*                                     [ ]

---------------------------------------------------------------------------------------------------------------------------
13       Percent of Class Represented by Amount in Row (11)
                                                                                                               5.8%

---------------------------------------------------------------------------------------------------------------------------
14       Type of Reporting Person*
                                       OO
===========================================================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  - 17 of 44 -

CUSIP
No. 37517M109                                         13D

===========================================================================================================================
 1       Names of Reporting Persons
         I.R.S. Identification Nos. of Above Persons (Entities Only)
                             MJDM Corp.
---------------------------------------------------------------------------------------------------------------------------

 2       Check the Appropriate Box if a Member of a Group*
                                                                                                              (a)   [ ]
                                                                                                              (b)   [ ]
---------------------------------------------------------------------------------------------------------------------------
 3       SEC Use Only

---------------------------------------------------------------------------------------------------------------------------
 4       Source of Funds*                                  WC, OO

---------------------------------------------------------------------------------------------------------------------------
 5       Check Box if Disclosure of Legal Proceedings is Required
         Pursuant to Item 2(d) or 2(e)                                                                              [ ]
---------------------------------------------------------------------------------------------------------------------------
 6       Citizenship or Place of Organization                                                                New York

---------------------------------------------------------------------------------------------------------------------------
                      7       Sole Voting Power
      Number of                          0 shares                                                                0%
       Shares         -----------------------------------------------------------------------------------------------------
    Beneficially      8       Shared Voting Power
      Owned By                     571,428 shares                                                              5.8%
        Each          -----------------------------------------------------------------------------------------------------
      Reporting       9       Sole Dispositive Power
       Person                            0 shares                                                                0%
        With          -----------------------------------------------------------------------------------------------------
                      10      Shared Dispositive Power
                                   571,428 shares                                                              5.8%
---------------------------------------------------------------------------------------------------------------------------
11       Aggregate Amount Beneficially Owned By Each Reporting Person
                                 571,428 shares

---------------------------------------------------------------------------------------------------------------------------
12       Check Box if the Aggregate Amount in Row (11) excludes Certain Shares*                                     [ ]

---------------------------------------------------------------------------------------------------------------------------
13       Percent of Class Represented by Amount in Row (11)
                                                                                                               5.8%

---------------------------------------------------------------------------------------------------------------------------
14       Type of Reporting Person*
                                       CO
===========================================================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  - 18 of 44 -

CUSIP
No. 37517M109                                         13D

===========================================================================================================================
 1       Names of Reporting Persons
         I.R.S. Identification Nos. of Above Persons (Entities Only)
                             Four JK Corp.
---------------------------------------------------------------------------------------------------------------------------

 2       Check the Appropriate Box if a Member of a Group*
                                                                                                              (a)   [ ]
                                                                                                              (b)   [ ]
---------------------------------------------------------------------------------------------------------------------------
 3       SEC Use Only

---------------------------------------------------------------------------------------------------------------------------
 4       Source of Funds*                                  WC, OO

---------------------------------------------------------------------------------------------------------------------------
 5       Check Box if Disclosure of Legal Proceedings is Required
         Pursuant to Item 2(d) or 2(e)                                                                              [ ]
---------------------------------------------------------------------------------------------------------------------------
 6       Citizenship or Place of Organization                                                                Delaware

---------------------------------------------------------------------------------------------------------------------------
                      7       Sole Voting Power
      Number of                          0 shares                                                                0%
       Shares         -----------------------------------------------------------------------------------------------------
    Beneficially      8       Shared Voting Power
      Owned By                     571,428 shares                                                              5.8%
        Each          -----------------------------------------------------------------------------------------------------
      Reporting       9       Sole Dispositive Power
       Person                            0 shares                                                                0%
        With          -----------------------------------------------------------------------------------------------------
                      10      Shared Dispositive Power
                                   571,428 shares                                                              5.8%
---------------------------------------------------------------------------------------------------------------------------
11       Aggregate Amount Beneficially Owned By Each Reporting Person
                                 571,428 shares

---------------------------------------------------------------------------------------------------------------------------
12       Check Box if the Aggregate Amount in Row (11) excludes Certain Shares*                                     [ ]

---------------------------------------------------------------------------------------------------------------------------
13       Percent of Class Represented by Amount in Row (11)
                                                                                                               5.8%

---------------------------------------------------------------------------------------------------------------------------
14       Type of Reporting Person*
                                       CO
===========================================================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  - 19 of 44 -

CUSIP
No. 37517M109                                         13D

===========================================================================================================================
 1       Names of Reporting Persons
         I.R.S. Identification Nos. of Above Persons (Entities Only)
                             Infomedia Associates, Ltd.
---------------------------------------------------------------------------------------------------------------------------

 2       Check the Appropriate Box if a Member of a Group*
                                                                                                              (a)   [ ]
                                                                                                              (b)   [ ]
---------------------------------------------------------------------------------------------------------------------------
 3       SEC Use Only

---------------------------------------------------------------------------------------------------------------------------
 4       Source of Funds*                                  WC, OO

---------------------------------------------------------------------------------------------------------------------------
 5       Check Box if Disclosure of Legal Proceedings is Required
         Pursuant to Item 2(d) or 2(e)                                                                              [ ]
---------------------------------------------------------------------------------------------------------------------------
 6       Citizenship or Place of Organization                                                                New York

---------------------------------------------------------------------------------------------------------------------------
                      7       Sole Voting Power
      Number of                          0 shares                                                                0%
       Shares         -----------------------------------------------------------------------------------------------------
    Beneficially      8       Shared Voting Power
      Owned By                     571,428 shares                                                              5.8%
        Each          -----------------------------------------------------------------------------------------------------
      Reporting       9       Sole Dispositive Power
       Person                            0 shares                                                                0%
        With          -----------------------------------------------------------------------------------------------------
                      10      Shared Dispositive Power
                                   571,428 shares                                                              5.8%
---------------------------------------------------------------------------------------------------------------------------
11       Aggregate Amount Beneficially Owned By Each Reporting Person
                                 571,428 shares

---------------------------------------------------------------------------------------------------------------------------
12       Check Box if the Aggregate Amount in Row (11) excludes Certain Shares*                                     [ ]

---------------------------------------------------------------------------------------------------------------------------
13       Percent of Class Represented by Amount in Row (11)
                                                                                                               5.8%

---------------------------------------------------------------------------------------------------------------------------
14       Type of Reporting Person*
                                       CO
===========================================================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  - 20 of 44 -

CUSIP
No. 37517M109                                         13D

===========================================================================================================================
 1       Names of Reporting Persons
         I.R.S. Identification Nos. of Above Persons (Entities Only)
                             Harvey Sandler
---------------------------------------------------------------------------------------------------------------------------

 2       Check the Appropriate Box if a Member of a Group*
                                                                                                              (a)   [ ]
                                                                                                              (b)   [ ]
---------------------------------------------------------------------------------------------------------------------------
 3       SEC Use Only

---------------------------------------------------------------------------------------------------------------------------
 4       Source of Funds*                                  OO

---------------------------------------------------------------------------------------------------------------------------
 5       Check Box if Disclosure of Legal Proceedings is Required
         Pursuant to Item 2(d) or 2(e)                                                                              [ ]
---------------------------------------------------------------------------------------------------------------------------
 6       Citizenship or Place of Organization                                                                United States

---------------------------------------------------------------------------------------------------------------------------
                      7       Sole Voting Power
      Number of                          0 shares                                                                0%
       Shares         -----------------------------------------------------------------------------------------------------
    Beneficially      8       Shared Voting Power
      Owned By                     571,428 shares                                                              5.8%
        Each          -----------------------------------------------------------------------------------------------------
      Reporting       9       Sole Dispositive Power
       Person                            0 shares                                                                0%
        With          -----------------------------------------------------------------------------------------------------
                      10      Shared Dispositive Power
                                   571,428 shares                                                              5.8%
---------------------------------------------------------------------------------------------------------------------------
11       Aggregate Amount Beneficially Owned By Each Reporting Person
                                 571,428 shares

---------------------------------------------------------------------------------------------------------------------------
12       Check Box if the Aggregate Amount in Row (11) excludes Certain Shares*                                     [ ]

---------------------------------------------------------------------------------------------------------------------------
13       Percent of Class Represented by Amount in Row (11)
                                                                                                               5.8%

---------------------------------------------------------------------------------------------------------------------------
14       Type of Reporting Person*
                                       IN
===========================================================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  - 21 of 44 -

CUSIP
No. 37517M109                                         13D

===========================================================================================================================
 1       Names of Reporting Persons
         I.R.S. Identification Nos. of Above Persons (Entities Only)
                             Andrew Sandler
---------------------------------------------------------------------------------------------------------------------------

 2       Check the Appropriate Box if a Member of a Group*
                                                                                                              (a)   [ ]
                                                                                                              (b)   [ ]
---------------------------------------------------------------------------------------------------------------------------
 3       SEC Use Only

---------------------------------------------------------------------------------------------------------------------------
 4       Source of Funds*                                  OO

---------------------------------------------------------------------------------------------------------------------------
 5       Check Box if Disclosure of Legal Proceedings is Required
         Pursuant to Item 2(d) or 2(e)                                                                              [ ]
---------------------------------------------------------------------------------------------------------------------------
 6       Citizenship or Place of Organization                                                                United States

---------------------------------------------------------------------------------------------------------------------------
                      7       Sole Voting Power
      Number of                          0 shares                                                                0%
       Shares         -----------------------------------------------------------------------------------------------------
    Beneficially      8       Shared Voting Power
      Owned By                     571,428 shares                                                              5.8%
        Each          -----------------------------------------------------------------------------------------------------
      Reporting       9       Sole Dispositive Power
       Person                            0 shares                                                                0%
        With          -----------------------------------------------------------------------------------------------------
                      10      Shared Dispositive Power
                                   571,428 shares                                                              5.8%
---------------------------------------------------------------------------------------------------------------------------
11       Aggregate Amount Beneficially Owned By Each Reporting Person
                                 571,428 shares

---------------------------------------------------------------------------------------------------------------------------
12       Check Box if the Aggregate Amount in Row (11) excludes Certain Shares*                                     [ ]

---------------------------------------------------------------------------------------------------------------------------
13       Percent of Class Represented by Amount in Row (11)
                                                                                                               5.8%

---------------------------------------------------------------------------------------------------------------------------
14       Type of Reporting Person*
                                       IN
===========================================================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  - 22 of 44 -

CUSIP
No. 37517M109                                         13D

===========================================================================================================================
 1       Names of Reporting Persons
         I.R.S. Identification Nos. of Above Persons (Entities Only)
                             Michael J. Marocco
---------------------------------------------------------------------------------------------------------------------------

 2       Check the Appropriate Box if a Member of a Group*
                                                                                                              (a)   [ ]
                                                                                                              (b)   [ ]
---------------------------------------------------------------------------------------------------------------------------
 3       SEC Use Only

---------------------------------------------------------------------------------------------------------------------------
 4       Source of Funds*                                  OO

---------------------------------------------------------------------------------------------------------------------------
 5       Check Box if Disclosure of Legal Proceedings is Required
         Pursuant to Item 2(d) or 2(e)                                                                              [ ]
---------------------------------------------------------------------------------------------------------------------------
 6       Citizenship or Place of Organization                                                                United States

---------------------------------------------------------------------------------------------------------------------------
                      7       Sole Voting Power
      Number of                          0 shares                                                                0%
       Shares         -----------------------------------------------------------------------------------------------------
    Beneficially      8       Shared Voting Power
      Owned By                     571,428 shares                                                              5.8%
        Each          -----------------------------------------------------------------------------------------------------
      Reporting       9       Sole Dispositive Power
       Person                            0 shares                                                                0%
        With          -----------------------------------------------------------------------------------------------------
                      10      Shared Dispositive Power
                                   571,428 shares                                                              5.8%
---------------------------------------------------------------------------------------------------------------------------
11       Aggregate Amount Beneficially Owned By Each Reporting Person
                                 571,428 shares

---------------------------------------------------------------------------------------------------------------------------
12       Check Box if the Aggregate Amount in Row (11) excludes Certain Shares*                                     [ ]

---------------------------------------------------------------------------------------------------------------------------
13       Percent of Class Represented by Amount in Row (11)
                                                                                                               5.8%

---------------------------------------------------------------------------------------------------------------------------
14       Type of Reporting Person*
                                       IN
===========================================================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  - 23 of 44 -

CUSIP
No. 37517M109                                         13D

===========================================================================================================================
 1       Names of Reporting Persons
         I.R.S. Identification Nos. of Above Persons (Entities Only)
                             John Kornreich
---------------------------------------------------------------------------------------------------------------------------

 2       Check the Appropriate Box if a Member of a Group*
                                                                                                              (a)   [ ]
                                                                                                              (b)   [ ]
---------------------------------------------------------------------------------------------------------------------------
 3       SEC Use Only

---------------------------------------------------------------------------------------------------------------------------
 4       Source of Funds*                                  OO

---------------------------------------------------------------------------------------------------------------------------
 5       Check Box if Disclosure of Legal Proceedings is Required
         Pursuant to Item 2(d) or 2(e)                                                                              [ ]
---------------------------------------------------------------------------------------------------------------------------
 6       Citizenship or Place of Organization                                                                United States

---------------------------------------------------------------------------------------------------------------------------
                      7       Sole Voting Power
      Number of                          0 shares                                                                0%
       Shares         -----------------------------------------------------------------------------------------------------
    Beneficially      8       Shared Voting Power
      Owned By                     571,428 shares                                                              5.8%
        Each          -----------------------------------------------------------------------------------------------------
      Reporting       9       Sole Dispositive Power
       Person                            0 shares                                                                0%
        With          -----------------------------------------------------------------------------------------------------
                      10      Shared Dispositive Power
                                   571,428 shares                                                              5.8%
---------------------------------------------------------------------------------------------------------------------------
11       Aggregate Amount Beneficially Owned By Each Reporting Person
                                 571,428 shares

---------------------------------------------------------------------------------------------------------------------------
12       Check Box if the Aggregate Amount in Row (11) excludes Certain Shares*                                     [ ]

---------------------------------------------------------------------------------------------------------------------------
13       Percent of Class Represented by Amount in Row (11)
                                                                                                               5.8%

---------------------------------------------------------------------------------------------------------------------------
14       Type of Reporting Person*
                                       IN
===========================================================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  - 24 of 44 -

         This statement, dated July 29, 1998, relates to the reporting persons' ownership of common stock of Giga Information Group, Inc. (the "Issuer").

ITEM 1.           SECURITY AND ISSUER

                  (a) Common Stock, $0.001 par value per share ("Common Stock"), (CUSIP No. 37517M109).
                  (b) Warrant (the "Warrant"), dated January 2, 1998, which is immediately exercisable and entitles the holder thereof for a period of five years (subject to earlier expiration upon the occurrence of certain events) to purchase one share of Common Stock at
                           $13.50 per share.
                  (c)      Giga Information Group, Inc.
                           One Longwater Circle
                           Norwell, Massachusetts 02061

ITEM 2.           IDENTITY AND BACKGROUND

         1.       (a)      Wheatley Partners, L.P., a limited partnership
                           organized under the laws of the State of
                           Delaware ("Wheatley").
                  (b)      Address:         80 Cuttermill Road, Suite 311
                                            Great Neck, New York 11021
                  (c)      Principal Business:    Investments.
                  (d)      No.
                  (e)      No.

                  Wheatley Partners LLC is the general partner of Wheatley. The limited partners of Wheatley include certain other investors.

         2.       (a)      Wheatley Foreign Partners, L.P., a limited
                           partnership organized under the laws of the State of
                           Delaware ("Wheatley Foreign").
                  (b)      Address:         Third Floor
                                            One Capitol Place
                                            P.O. Box 1062
                                            George Town, Grand Cayman
                                            Cayman Islands, B.W.I.
                  (c)      Principal Business:    Investments.
                  (d)      No.
                  (e)      No.

         3.       (a)      Wheatley Partners LLC, a limited liability
                           company organized under the laws of the State of
                           Delaware ("Wheatley LLC").
                  (b)      Address:         80 Cuttermill Road, Suite 311
                                            Great Neck, New York 11021
                  (c)      Principal Business:    Investments.
                  (d)      No.
                  (e)      No.




                                  - 25 of 44 -

         4.       (a)      Wheatley Management Ltd., a Cayman Islands
                           corporation ("Wheatley Management").
                  (b)      Address:         Third Floor
                                            One Capitol Place
                                            P.O. Box 1062
                                            George Town, Grand Cayman
                                            Cayman Islands, B.W.I.
                  (c)      Principal Business:    Investments.
                  (d)      No.
                  (e)      No.

         5.       (a)      Irwin Lieber, a director of the Issuer, a member
                           and officer of Wheatley Partners LLC, the general
                           partner of Wheatley, and a shareholder, officer and
                           director of Infomedia, a general partner of the 21st
                           Century Funds.
                  (b)      Address:         80 Cuttermill Road, Suite 311
                                            Great Neck, New York 11021
                  (c)      Principal Occupation:  Investments.
                  (d)      No.
                  (e)      No.
                  (f)      Citizenship:     United States.

         6.       (a)      Barry Rubenstein, a member and officer of
                           Wheatley Partners LLC, the general partner of
                           Wheatley, and a shareholder, officer and director of
                           Infomedia, a general partner of the 21st Century
                           Funds.
                  (b)      Address:         68 Wheatley Road
                                            Brookville, New York 11545
                  (c)      Principal Occupation:  Investments.
                  (d)      No.
                  (e)      No.
                  (f)      Citizenship:     United States.

         7.       (a)      Barry Fingerhut, a member and officer of Wheatley
                           Partners LLC, the general partner of Wheatley, and a
                           shareholder, officer and director of Infomedia, a
                           general partner of the 21st Century Funds.
                  (b)      Address:         80 Cuttermill Road, Suite 311
                                            Great Neck, New York 11021
                  (c)      Principal Occupation:  Investments.
                  (d)      No.
                  (e)      No.
                  (f)      Citizenship:     United States.

         8.       (a)      Seth Lieber, a member and an officer of Wheatley LLC.
                  (b)      Address:         80 Cuttermill Road, Suite 311
                                            Great Neck, New York 11021
                  (c)      Principal Occupation:  Investments.




                                  - 26 of 44 -

                  (d)      No.
                  (e)      No.
                  (f)      Citizenship:     United States.

         9.       (a)      Jonathan Lieber, a member and an officer of Wheatley
                           LLC.
                  (b)      Address:         80 Cuttermill Road, Suite 311
                                            Great Neck, New York 11021
                  (c)      Principal Occupation:  Investments.
                  (d)      No.
                  (e)      No.
                  (f)      Citizenship:     United States.

         10.      (a)      21st Century Communications Partners, L.P., a
                           limited partnership organized under the laws of the
                           State of Delaware ("21st Century").
                  (b)      Address:         767 Fifth Avenue, 45th Floor
                                            New York, New York 10153
                  (c)      Principal Occupation:  Investments.
                  (d)      No.
                  (e)      No.

                  SIP and Infomedia are the general partners of 21st Century. The limited partners of 21st Century include certain other investors.

         11.      (a)      21st Century Communications T-E Partners, L.P., a
                           limited partnership organized under the laws of the
                           State of Delaware ("T-E").
                  (b)      Address:         767 Fifth Avenue, 45th Floor
                                            New York, New York 10153
                  (c)      Principal Occupation:  Investments.
                  (d)      No.
                  (e)      No.

                  SIP and Infomedia are the general partners of T-E. The limited partners of T-E include certain other investors.

         12.      (a)      21st Century Communications Foreign Partners,
                           L.P., a limited partnership organized under the laws
                           of the State of Delaware ("Foreign").
                  (b)      Address:         One Capitol Plaza, 3rd Floor
                                            Shedden Road
                                            George Town, Grand Cayman Island
                                            British West Indies
                  (c)      Principal Occupation:  Investments.
                  (d)      No.
                  (e)      No.



                                  - 27 of 44 -

         13.      (a)      Sandler Investment Partners, L.P., a limited
                           partnership organized under the laws of the State of
                           New York ("SIP").
                  (b)      Address:         767 Fifth Avenue, 45th Floor
                                            New York, New York 10153
                  (c)      Principal Business:    Investments.
                  (d)      No.
                  (e)      No.

                  SIP, 21st Century Management and Infomedia are the general partners of Foreign. The limited partners of Foreign include certain other investors.

         14.      (a)      Sandler Capital Management, a registered
                           investment adviser and a general partnership
                           organized under the laws of the State of New York
                           ("SCM").
                  (b)      Address:         767 Fifth Avenue, 45th Floor
                                            New York, New York 10153
                  (c)      Principal Occupation:  Investments.
                  (d)      No.
                  (e)      No.

         15.      (a)      ARH Corp., a Delaware corporation.
                  (b)      Address:         767 Fifth Avenue, 45th Floor
                                            New York, New York 10153
                  (c)      Principal Business:    Investments.
                  (d)      No.
                  (e)      No.

         16.      (a)      ALCR Corp., a New York corporation.
                  (b)      Address:         767 Fifth Avenue, 45th Floor
                                            New York, New York 10153
                  (c)      Principal Business:    Investments.
                  (d)      No.
                  (e)      No.

         17.      (a)      MJDM Corp., a New York corporation.
                  (b)      Address:         767 Fifth Avenue, 45th Floor
                                            New York, New York 10153
                  (c)      Principal Business:    Investments.
                  (d)      No.
                  (e)      No.

         18.      (a)      Four JK Corp., a Delaware corporation.
                  (b)      Address:         767 Fifth Avenue, 45th Floor
                                            New York, New York 10153
                  (c)      Principal Business:    Investments.
                  (d)      No.
                  (e)      No.




                                  - 28 of 44 -

         19.      (a)      Infomedia Associates, Ltd., a New York corporation
                           ("Infomedia").
                  (b)      Address:         68 Wheatley Road
                                            Brookville, New York 11545
                  (c)      Principal Business:    Investments.
                  (d)      No.
                  (e)      No.

         20.      (a)      Harvey Sandler is the sole shareholder of ARH Corp.
                  (b)      Address:         767 Fifth Avenue, 45th Floor
                                            New York, New York 10153
                  (c)      Principal Occupation:  Investments.
                  (d)      No.
                  (e)      No.
                  (f)      Citizenship:     United States.

                  ARH Corp. is a general partner of SCM, which is the general partner of SIP, a general partner of 21st Century, T-E and Foreign (the "21st Century Funds"). Harvey Sandler is the father of Andrew Sandler.

         21.      (a)      Andrew Sandler is the sole shareholder of ALCR Corp.
                  (b)      Address:         767 Fifth Avenue, 45th Floor
                                            New York, New York 10153
                  (c)      Principal Occupation:  Investments.
                  (d)      No.
                  (e)      No.
                  (f)      Citizenship:     United States.

                  ALCR Corp. is a general partner of SCM, which is the general partner of SIP, a general partner of 21st Century, T-E and Foreign. Andrew Sandler is the son of Harvey Sandler.

         22.      (a)      Michael J. Marocco, is the sole shareholder of MJDM
                           Corp.
                  (b)      Address:         767 Fifth Avenue, 45th Floor
                                            New York, New York 10153
                  (c)      Principal Business:    Investments.
                  (d)      No.
                  (e)      No.
                  (f)      Citizenship:     United States.

                  MJDM Corp. is a general partner of SCM, which is the general partner of SIP, a general partner of 21st Century, T-E and Foreign.

         23.      (a)      John Kornreich is the majority shareholder of Four
                           JK Corp.
                  (b)      Address:         767 Fifth Avenue, 45th Floor
                                            New York, New York 10153
                  (c)      Principal Business:    Investments.
                  (d)      No.




                                  - 29 of 44 -

                  (e)      No.
                  (f)      Citizenship:     United States.

                  Four JK Corp. is a general partner of SCM, which is the general partner of SIP, a general partner of 21st Century, T-E and Foreign.

ITEM 3.           Source and Amount of Funds or Other Consideration.

                  The source of funds for the acquisition of the securities was the general working capital and other funds of Wheatley, Wheatley Foreign, 21st Century, T-E and Foreign.

                  The amount of funds used in acquiring the shares of Common Stock and the Warrants are set forth below:

                                                                     Number of
                                                                    Shares and              Purchase
                                                                     Warrants                 Price
                                                                 -----------------     -------------------
Wheatley Partners, L.P.                                               246,646              $2,341,376
Wheatley Foreign Partners, L.P.                                        17,163                 158,622
21st Century Communications Partners, L.P.                            387,443               4,068,153
21st Century Communications T-E Partners, L.P.                        131,853               1,384,460
21st Century Communications Foreign Partners, L.P.                     52,132                 547,390

                  In connection with the Series C Preferred Stock financing the Issuer issued .54 Warrants for each share of Series C Preferred Stock purchased. Therefore, Wheatley Partners, L.P. and Wheatley Foreign Partners, L.P., received 23,657 and 2,057 Warrants, respectively.

Item 4.           Purpose of Transaction.

                  Other than Irwin Lieber's capacity as director of the Issuer, no reporting person has any present plan or proposal which would relate to or result in any of the matters set forth in subparagraphs (a) - (j) of Item 4 of
Schedule 13D except as set forth herein.

Item 5.           Interest in Securities of the Issuer.

                  (a) The following list sets forth the aggregate number and percentage (based on 9,871,338 shares of Common Stock outstanding as of July 29, 1998 as reported in the Issuer's Prospectus, dated July 29, 1998), of outstanding shares of Common Stock beneficially owned by each reporting person named in Item 2 as of July 29, 1998:



                                  - 30 of 44 -

                                                                                                   Percentage of
                                                                        Shares of                    Shares of
                                                                       Common Stock                 Common Stock
Name                                                                Beneficially Owned           Beneficially Owned
----                                                                ------------------           ------------------
Wheatley Partners, L.P.                                                  263,809(1)                      2.7%
Wheatley Foreign Partners, L.P.                                          263,809(2)                      2.7%
Wheatley Partners, LLC                                                   263,809(3)                      2.7%
Wheatley Management Ltd.                                                  17,163(4)                      0.2%
Irwin Lieber                                                             835,737(5,6)                    8.4%
Barry Rubenstein                                                         835,237(5)                      8.4%
Barry Fingerhut                                                          835,237(5)                      8.4%
Seth Lieber                                                              263,809(3)                      2.7%
Jonathan Lieber                                                          263,809(3)                      2.7%
21st Century Communications Partners, L.P.                               571,428(7)                      5.8%
21st Century Communications T-E
   Partners, L.P.                                                        571,428(7)                      5.8%
21st Century Communications Foreign
   Partners, L.P.                                                        571,428(7)                      5.8%
Sandler Investment Partners, L.P.                                        571,428(7)                      5.8%
Sandler Capital Management                                               571,428(7)                      5.8%
Infomedia Associates, Ltd.                                               571,428(7)                      5.8%
ARH Corp.                                                                571,428(7)                      5.8%
ALCR Corp.                                                               571,428(7)                      5.8%
MJDM Corp.                                                               571,428(7)                      5.8%
Four JK Corp.                                                            571,428(7)                      5.8%
Harvey Sandler                                                           571,428(7)                      5.8%
Andrew Sandler                                                           571,428(7)                      5.8%
Michael Marocco                                                          571,428(7)                      5.8%
John Kornreich                                                           571,428(7)                      5.8%

--------------------

1 Includes 238,095 shares of Common Stock and 25,714 shares issuable upon the exercise of the Warrants. Wheatley disclaims beneficial ownership of 15,106 shares of Common Stock and 2,057 shares issuable upon the exercise of the Warrants owned by Wheatley Foreign.

2 Includes 238,095 shares of Common Stock and 25,714 shares issuable upon the exercise of the Warrants. Wheatley Foreign disclaims beneficial ownership of 222,989 shares of Common Stock and 23,657 shares issuable upon the exercise of the Warrants owned by Wheatley.



                                  - 31 of 44 -

3 Includes 222,989 shares of Common Stock and 23,657 shares issuable upon the exercise of the Warrants owned by Wheatley and 15,106 shares of Common Stock and 2,057 shares issuable upon the exercise of the Warrants owned by Wheatley Foreign. Each of Wheatley LLC, Seth Lieber and Jonathan Lieber disclaims beneficial ownership of these securities except to the extent of his/its respective equity interest therein.

4 Includes 15,106 shares of Common Stock and 2,057 shares issuable upon the exercise of the Warrants held by Wheatley Foreign. Wheatley Management disclaims beneficial ownership of these securities except to the extent of its equity interest therein.

5 Includes 238,095 shares of Common Stock and 23,657 shares issuable upon the exercise of the Warrants held by Wheatley, 15,106 shares of Common Stock and 2,057 shares issuable upon the exercise of the Warrants held by Wheatley Foreign, 387,443 shares of Common Stock held by 21st Century, 131,853 shares of Common Stock held by T-E and 52,132 shares of Common Stock held by Foreign. Each of Irwin Lieber, Barry Rubenstein, and Barry Fingerhut disclaims beneficial ownership of these securities, except to the extent of his respective equity interest therein.

6 Includes 500 shares of Common Stock issuable upon the exercise of a Non-Qualified Stock Option granted to Irwin Lieber.

7 Includes 387,443 shares of Common Stock held by 21st Century, 131,853 shares of Common Stock held by T-E and 52,132 shares of Common Stock held by Foreign. Each of 21st Century, T-E, Foreign, SIP, SCM, ARH Corp., ALCR Corp., MJDM Corp., Four JK Corp., Infomedia, Harvey Sandler, Andrew Sandler, Michael Marocco and John Kornreich disclaims beneficial ownership of these securities except to the extent of his/its respective equity interest therein.


                  (b) Wheatley has sole power to vote and dispose of 246,646 shares of Common Stock (including 23,657 shares issuable upon the exercise of the Warrants), representing approximately 2.5% of the outstanding shares of Common Stock and may be deemed to have shared power to vote and dispose of 17,163 shares of Common Stock (including 2,057 shares issuable upon the exercise of the Warrants), representing approximately 0.2% of the outstanding shares of Common Stock.

                  Wheatley Foreign has sole power to vote and dispose of 17,163 shares of Common Stock (including 2,057 shares issuable upon the exercise of the Warrants), representing approximately 0.2% of the outstanding shares of Common Stock and may be deemed to have shared power to vote and dispose of 246,646 shares of Common Stock (including 23,657 shares issuable upon the exercise of the Warrants), representing approximately 2.5% of the outstanding shares of Common Stock.

                  By virtue of being a general partner of Wheatley and a general partner of Wheatley Foreign, Wheatley LLC may be deemed to have shared power to vote and dispose of 263,809 shares




                                  - 32 of 44 -
of Common Stock (including 25,714 shares issuable upon the exercise of the Warrants), representing approximately 2.7% of the outstanding shares of Common Stock.

                  By virtue of being the general partner of Wheatley Foreign, Wheatley Management may be deemed to have shared power to vote and dispose of 17,163 shares of Common Stock (including 2,057 shares issuable upon the exercise of the Warrants), representing approximately 0.2% of the outstanding shares of Common Stock.

                  By virtue of being a member and an officer of Wheatley LLC, and a shareholder, officer and director of Infomedia, Barry Rubenstein may be deemed to have shared power to vote and dispose of 835,237 shares of Common Stock (including 25,714 shares issuable upon the exercise of the Warrants), representing approximately 8.4% of the outstanding shares of Common Stock.

                  Irwin Lieber has sole power to vote and dispose of 500 shares of Common Stock (consisting of 500 shares issuable upon the exercise of the Non-Qualified Stock Option), representing approximately 0.1% of the outstanding shares of Common Stock. By virtue of being a member and an officer of Wheatley LLC, and a shareholder, officer and director of Infomedia, Irwin Lieber may be deemed to have shared power to vote and dispose of 835,237 shares of Common Stock (including 25,714 shares issuable upon the exercise of the Warrants), representing approximately 8.4% of the outstanding shares of Common Stock.

                  By virtue of being a member and an officer of Wheatley LLC, and a shareholder, officer and director of Infomedia, Barry Fingerhut may be deemed to have shared power to vote and dispose of 835,237 shares of Common Stock (including 25,714 shares issuable upon the exercise of the Warrants), representing approximately 8.4% of the outstanding shares of Common Stock.

                  By virtue of being a member and an officer of Wheatley LLC, Seth Lieber may be deemed to have shared power to vote and dispose of 263,809 shares of Common Stock (including 25,714 shares issuable upon the exercise of the Warrants), representing approximately 2.7% of the outstanding shares of Common Stock.

                  By virtue of being a member and an officer of Wheatley LLC, Jonathan Lieber may be deemed to have shared power to vote and dispose of 263,809 shares of Common Stock (including 25,714 shares issuable upon the exercise of the Warrants), representing approximately 2.7% of the outstanding shares of Common Stock.

                  21st Century has sole power to vote and dispose of 387,443 shares of Common Stock, representing approximately 3.9% of the outstanding shares of Common Stock and may be deemed to have shared power to vote and dispose of 183,985 shares of Common Stock, representing approximately 1.9% of the outstanding shares of Common Stock.

                  T-E has sole power to vote and dispose of 131,853 shares of Common Stock, representing approximately 1.3% of the outstanding shares of Common Stock and may be deemed to have shared power to vote and dispose of 439,575 shares of Common Stock, representing approximately 4.5% of the outstanding shares of Common Stock.




                                  - 33 of 44 -

                  Foreign has sole power to vote and dispose of 52,132 shares of Common Stock, representing approximately 0.5% of the outstanding shares of Common Stock and may be deemed to have shared power to vote and dispose of 519,296 shares of Common Stock, representing approximately 5.3% of the outstanding shares of Common Stock.

                  By virtue of being a general partner of 21st Century, T-E and Foreign, Infomedia may be deemed to have shared power to vote and dispose of 571,428 shares of Common Stock, representing approximately 5.8% of the outstanding shares of Common Stock.

                  By virtue of being a general partner of 21st Century, T-E and Foreign, Sandler Investment Partners may be deemed to have shared power to vote and dispose of 571,428 shares of Common Stock, representing approximately 5.8% of the outstanding shares of Common Stock.

                  By virtue of being a general partner of Sandler Investment Partners, Sandler Capital Management may be deemed to have shared power to vote and dispose of 571,428 shares of Common Stock, representing approximately 5.8% of the outstanding shares of Common Stock.

                  By virtue of being the sole shareholder of ARH Corp., Harvey Sandler may be deemed to have shared power to vote and dispose of 571,428 shares of Common Stock, representing approximately 5.8% of the outstanding shares of Common Stock.

                  By virtue of being the sole shareholder of ALCR Corp., Andrew Sandler may be deemed to have shared power to vote and dispose of 571,428 shares of Common Stock, representing approximately 5.8% of the outstanding shares of Common Stock.

                  By virtue of being the sole shareholder of MJDM Corp., Michael Marocco may be deemed to have shared power to vote and dispose of 571,428 shares of Common Stock, representing approximately 5.8% of the outstanding shares of Common Stock.

                  By virtue of being the majority shareholder of Four JK Corp., John Kornreich may be deemed to have shared power to vote and dispose of 571,428 shares of Common Stock, representing approximately 5.8% of the outstanding shares of Common Stock.

                  By virtue of being a general partner of Sandler Capital Management, ARH Corp. may be deemed to have shared power to vote and dispose of 571,428 shares of Common Stock, representing approximately 5.8% of the outstanding shares of Common Stock.

                  By virtue of being a general partner of Sandler Capital Management, ALCR Corp. may be deemed to have shared power to vote and dispose of 571,428 shares of Common Stock, representing approximately 5.8% of the outstanding shares of Common Stock.

                  By virtue of being a general partner of Sandler Capital Management, MJDM Corp. may be deemed to have shared power to vote and dispose of 571,428 shares of Common Stock, representing approximately 5.8% of the outstanding shares of Common Stock.





                                  - 34 of 44 -

                  By virtue of being a general partner of Sandler Capital Management, Four JK Corp. may be deemed to have shared power to vote and dispose of 571,428 shares of Common stock, representing approximately 5.8% of the outstanding shares of Common Stock.

                  (c) The following is a description of all transactions in shares of Common Stock of the Issuer by the reporting persons identified in Item 2 of this Schedule 13D effected from May 29, 1998 through July 29, 1998 inclusive:

                  Prior to the Issuer's initial public offering (the "IPO"), the following Series B and Series C Preferred Stock were held by each of the following reporting persons:


                                                                                        STOCK
                                                               -------------------------------------------------------
                                                                  Series B Preferred             Series C Preferred
                                                               -------------------------      ------------------------
Wheatley Partners, L.P.                                               537,536                          111,923
Wheatley Foreign, L.P.                                                 33,892                            9,732

21st Century Communications Partners, L.P.                          1,162,329
21st Century Communications T-E Partners, L.P.                        395,560
21st Century Communications Foreign
   Partners, L.P.                                                     156,397

                  Effective upon the closing of the Issuer's IPO, the outstanding shares of the Issuer's Series A, Series B, Series C and Series D Preferred Stock automatically converted into an aggregate of 4,686,784 shares of Common Stock.

                  The shares of Common Stock reported herein reflect a one-for-three reverse stock split of the Common Stock effected prior to the IPO closing.

                  (d) No person other than the reporting persons is known to have the right to receive, or the power to direct the receipt of dividends from, or proceeds from the sale of, such shares of Common Stock.

                  (e) Not applicable.

Item 6.           Contracts, Agreements, Understandings or
                  Relationships with Respect to Securities of the Issuer.

                  The reporting persons have agreed that, subject to certain limited exceptions, for a period ending 180 days after the consummation of the IPO, they will not, directly or indirectly, offer, pledge, sell, offer to sell, contract to sell, grant any option to purchase or otherwise sell, dispose of, make any short sale of, loan or grant any rights with respect to any shares of Common Stock, any options or warrants to purchase any shares of Common Stock or any securities convertible into, or exercisable or exchangeable for, shares of Common Stock, without the prior written consent of the underwriter.



                                  - 35 of 44 -

                  Except for the circumstances described herein, there are no contracts, arrangements, understandings or relationships among the reporting persons, or between the reporting persons and any other person, with respect to the securities of the Issuer.

Item 7.           Material to be Filed as Exhibits.

                  Exhibit A - Agreement effective as of July 29, 1998, among the reporting persons by which they have agreed to file this Schedule 13D and all necessary amendments, as required by Rule 13(d)-1(f).





                                  - 36 of 44 -

                                   SIGNATURES

          After reasonable inquiry and to the best of his knowledge and belief, each of the undersigned certifies that the information set forth in this
Schedule is true, complete and correct.

Dated: August 10, 1998          WHEATLEY PARTNERS, L.P.
                                By:      Wheatley Partners, LLC,
                                         General Partner

                                By:      Barry Rubenstein
                                         ---------------------------------------
                                         Barry Rubenstein, Chief Executive
                                         Officer

                                WHEATLEY FOREIGN PARTNERS, L.P.
                                By:      Wheatley Partners, LLC, General Partner

                                By:      Barry Rubenstein
                                         ---------------------------------------
                                         Barry Rubenstein, Chief Executive
                                         Officer

                                WHEATLEY PARTNERS, LLC

                                By:      Barry Rubenstein
                                         ---------------------------------------
                                         Barry Rubenstein, Chief Executive
                                         Officer

                                WHEATLEY MANAGEMENT LTD.

                                By:      Irwin Lieber
                                         ---------------------------------------
                                         Irwin Lieber, President

                                         Irwin Lieber
                                         ---------------------------------------
                                         Irwin Lieber

                                         Barry Rubenstein
                                         ---------------------------------------
                                         Barry Rubenstein

                                         Barry Fingerhut
                                         ---------------------------------------
                                         Barry Fingerhut

                                         Seth Lieber
                                         ---------------------------------------
                                         Seth Lieber

                                         Jonathan Lieber
                                         ---------------------------------------
                                         Jonathan Lieber



                                  - 37 of 44 -

                                INFOMEDIA ASSOCIATES, LTD.

                                By:      Barry Rubenstein
                                         ---------------------------------------
                                         Barry Rubenstein, President

                                21ST CENTURY COMMUNICATIONS
                                   PARTNERS, L.P.
                                By:      Sandler Investment Partners, L.P.,
                                         General Partner
                                By:      Sandler Capital Management, General
                                         Partner
                                By:      ARH Corp., General Partner

                                By:      Edward Grinacoff
                                         ---------------------------------------
                                         Name: Edward Grinacoff
                                         Title: Secretary and Treasurer

                                21ST CENTURY COMMUNICATIONS T-E
                                   PARTNERS, L.P.
                                By:      Sandler Investment Partners, L.P.,
                                         General Partner
                                By:      Sandler Capital Management, General
                                         Partner
                                By:      ARH Corp., General Partner

                                By:      Edward Grinacoff
                                         ---------------------------------------
                                         Name: Edward Grinacoff
                                         Title: Secretary and Treasurer

                                21ST CENTURY COMMUNICATIONS
                                   FOREIGN PARTNERS, L.P.
                                By:      Sandler Investment Partners, L.P.,
                                         General Partner
                                By:      Sandler Capital Management, General
                                         Partner
                                By:      ARH Corp., General Partner

                                By:      Edward Grinacoff
                                         ---------------------------------------
                                         Name: Edward Grinacoff
                                         Title: Secretary and Treasurer



                                  - 38 of 44 -

                                SANDLER INVESTMENT PARTNERS, L.P.
                                By:      Sandler Capital Management, General
                                         Partner
                                By:      ARH Corp., General Partner

                                By:      Edward Grinacoff
                                         ---------------------------------------
                                         Name: Edward Grinacoff
                                         Title: Secretary and Treasurer

                                SANDLER CAPITAL MANAGEMENT
                                By:      ARH Corp., General Partner

                                By:      Edward Grinacoff
                                         ---------------------------------------
                                         Name: Edward Grinacoff
                                         Title: Secretary and Treasurer

                                ARH CORP.

                                By:      Edward Grinacoff
                                         ---------------------------------------
                                         Name: Edward Grinacoff
                                         Title: Secretary and Treasurer

                                ALCR CORP.

                                By:      Moira Mitchell
                                         ---------------------------------------
                                         Name: Moira Mitchell
                                         Title: Secretary and Treasurer

                                MJDM CORP.

                                By:      Edward Grinacoff
                                         ---------------------------------------
                                         Name: Edward Grinacoff
                                         Title: President and Treasurer

                                FOUR JK CORP.

                                By:      Edward Grinacoff
                                         ---------------------------------------
                                         Name: Edward Grinacoff
                                         Title: President



                                  - 39 of 44 -

                                         Harvey Sandler
                                         ---------------------------------------
                                         Harvey Sandler

                                         Andrew Sandler
                                         ---------------------------------------
                                         Andrew Sandler

                                         Michael Marocco
                                         ---------------------------------------
                                         Michael Marocco

                                         John Kornreich
                                         ---------------------------------------
                                         John Kornreich






                                  - 40 of 44 -

                             JOINT FILING AGREEMENT

         In accordance with Rule 13d-1(f) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing on behalf of each of them of a Statement on Schedule 13D (including amendments thereto) with respect to the Common Stock, par value $.001 per share, of Giga Information Group, Inc., and that this Agreement be included as an Exhibit to such joint filing.

Dated:     August 10, 1998      WHEATLEY PARTNERS, L.P.
                                By:      Wheatley Partners, LLC,
                                         General Partner

                                By:      Barry Rubenstein
                                         ---------------------------------------
                                         Barry Rubenstein, Chief Executive
                                         Officer

                                WHEATLEY FOREIGN PARTNERS, L.P.
                                By:      Wheatley Partners, LLC, General Partner

                                By:      Barry Rubenstein
                                         ---------------------------------------
                                         Barry Rubenstein, Chief Executive
                                         Officer

                                WHEATLEY PARTNERS, LLC

                                By:      Barry Rubenstein
                                         ---------------------------------------
                                         Barry Rubenstein, Chief Executive
                                         Officer

                                WHEATLEY MANAGEMENT LTD.

                                By:      Irwin Lieber
                                         ---------------------------------------
                                         Irwin Lieber, President

                                         Irwin Lieber
                                         ---------------------------------------
                                         Irwin Lieber

                                         Barry Rubenstein
                                         ---------------------------------------
                                         Barry Rubenstein

                                         Barry Fingerhut
                                         ---------------------------------------
                                         Barry Fingerhut

                                         Seth Lieber
                                         ---------------------------------------
                                         Seth Lieber

                                         Jonathan Lieber
                                         ---------------------------------------
                                         Jonathan Lieber



                                  - 41 of 44 -

                                INFOMEDIA ASSOCIATES, LTD.

                                By:      Barry Rubenstein
                                         ---------------------------------------
                                         Barry Rubenstein, President

                                21ST CENTURY COMMUNICATIONS
                                   PARTNERS, L.P.
                                By:      Sandler Investment Partners, L.P.,
                                         General Partner
                                By:      Sandler Capital Management, General
                                         Partner
                                By:      ARH Corp., General Partner

                                By:      Edward Grinacoff
                                         ---------------------------------------
                                         Name:    Edward Grinacoff
                                         Title:   Secretary and Treasurer

                                21ST CENTURY COMMUNICATIONS T-E
                                   PARTNERS, L.P.
                                By:      Sandler Investment Partners, L.P.,
                                         General Partner
                                By:      Sandler Capital Management, General
                                         Partner
                                By:      ARH Corp., General Partner

                                By:      Edward Grinacoff
                                         ---------------------------------------
                                         Name:    Edward Grinacoff
                                         Title:   Secretary and Treasurer

                                21ST CENTURY COMMUNICATIONS
                                   FOREIGN PARTNERS, L.P.
                                By:      Sandler Investment Partners, L.P.,
                                         General Partner
                                By:      Sandler Capital Management, General
                                         Partner
                                By:      ARH Corp., General Partner

                                By:      Edward Grinacoff
                                         ---------------------------------------
                                         Name:    Edward Grinacoff
                                         Title:   Secretary and Treasurer



                                  - 42 of 44 -

                                SANDLER INVESTMENT PARTNERS, L.P.
                                By:      Sandler Capital Management, General
                                         Partner
                                By:      ARH Corp., General Partner

                                By:      Edward Grinacoff
                                         ---------------------------------------
                                         Name:    Edward Grinacoff
                                         Title:   Secretary and Treasurer

                                SANDLER CAPITAL MANAGEMENT
                                By:      ARH Corp., General Partner

                                By:      Edward Grinacoff
                                         ---------------------------------------
                                         Name:    Edward Grinacoff
                                         Title:   Secretary and Treasurer

                                ARH CORP.

                                By:      Edward Grinacoff
                                         ---------------------------------------
                                         Name:    Edward Grinacoff
                                         Title:   Secretary and Treasurer

                                ALCR CORP.

                                By:      Moira Mitchell
                                         ---------------------------------------
                                         Name:    Moira Mitchell
                                         Title:   Secretary and Treasurer

                                MJDM CORP.

                                By:      Edward Grinacoff
                                         ---------------------------------------
                                         Name:    Edward Grinacoff
                                         Title:   President and Treasurer

                                FOUR JK CORP.

                                By:      Edward Grinacoff
                                         ---------------------------------------
                                         Name:    Edward Grinacoff
                                         Title:   President



                                  - 43 of 44 -

                                         Harvey Sandler
                                         ---------------------------------------
                                         Harvey Sandler

                                         Andrew Sandler
                                         ---------------------------------------
                                         Andrew Sandler

                                         Michael Marocco
                                         ---------------------------------------
                                         Michael Marocco

                                         John Kornreich
                                         ---------------------------------------
                                         John Kornreich





                                  - 44 of 44 -